EX-FILING FEES

Calculation of Filing Fee Table

Schedule 14A

(Form Type)

Acreage Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed maximum aggregate value of transaction		Fee rate	Amount of filing fee
Fees to Be Paid	$61,228,888	(1)	$0.00011020	$6,747.42
Fees Previously Paid	-			_-
Total Transaction Value	$61,228,888	(1)
Total Fees Due for Filing				$6,747.42
Total Fees Previously Paid				-
Total Fee Offsets				-
Net Fee Due				$6,747.42

(1)	Solely for the purpose of calculating the filing fee, the maximum number of Class D subordinate voting shares (“Floating Shares”) of Acreage Holdings, Inc. (“Acreage”) to which this transaction applies is estimated to be 46,280,338, which consists of: (A) 34,114,596 Floating Shares issued and outstanding as of December 12, 2022, (B) 2,303,466 Floating Shares underlying options to purchase Floating Shares, (C) 2,523,220 Floating Shares issuable upon exercise of warrants to purchase Floating Shares, (D) 529,299 Floating Shares issuable upon the vesting and release of restricted share units and performance share units, (E) 6,716,695 Floating Shares issuable upon the redemption or exchange of the common membership units of High Street Capital Partners, LLC and (F) 93,062 Floating Shares issuable upon the redemption or exchange of the Class B non-voting common shares in the capital of Acreage Holdings WC, Inc.

Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated by multiplying (x) 46,280,338, the aggregate number of securities to which the transaction applies, by (y) 0.4500, representing the exchange ratio for one Floating Share to one common share of Canopy Growth Corporation (“Canopy”), as set forth in the Arrangement Agreement (the “Arrangement Agreement”) dated as of October 24, 2022 among Acreage, Canopy and Canopy USA, LLC, which exchange ratio is subject to adjustment in accordance with the terms of the Arrangement Agreement, by (z) US$2.94, representing the average of the high and low prices reported on the Nasdaq Global Select Market for one common share of Canopy on December 12, 2022.